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                                                                    EXHIBIT 11.1

                      NITINOL MEDICAL TECHNOLOGIES, INC.
                       STATEMENT RE: EARNINGS PER SHARE
                                  (UNAUDITED)


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                                        For the Three Months Ended        For the Nine Months Ended
                                              September 30,                      September 30,
                                        1997               1996            1997              1996
                                      ------------------------------   --------------------------------
Net income (loss)                     $  174,584        $  (116,398)   $ (2,340,819)      $ (1,553,681)
                                      ==============================   ================================

Weighted average common
    shares outstanding                 9,614,778          4,292,430       9,535,505          4,205,628

Stock issued within twelve
    months of initial public
    offering (1)                               -          2,808,280               -          2,808,280

Common stock equivalents               1,536,712                  -               -                  -

                                      ------------------------------   --------------------------------
Weighted average number of
    common and common equiv-
    alent shares outstanding          11,151,490          7,100,710       9,535,505          7,013,908
                                      ------------------------------   --------------------------------

Net income (loss) per share amount    $     0.02        $     (0.02)   $      (0.25)      $      (0.22)
                                      ==============================   ================================
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(1)     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
        No. 83, stock, stock options, and stock warrants issued at prices below the initial public offering price during the 12-month period immediately preceding the initial filing date of the Company's Registration
        Statement of its initial public offering have been included as outstanding for all periods presented in 1996. The dilutive effect of the common stock equivalents was computed in accordance with the treasury stock method.